UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the offices of the Company located at 2002 Summit Boulevard, 6th Floor, Atlanta, Georgia 30319, on Wednesday, May 8, 2013, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Ocwen Financial Corporation is sincerely appreciated.

Sincerely,

William C. Erbey

Executive Chairman

OCWEN FINANCIAL CORPORATION

2002 Summit Boulevard, 6th Floor

Atlanta, Georgia 30319

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2013

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 8, 2013

Time:	9:00 a.m., Eastern Daylight Time

Location:	Ocwen Financial Corporation 2002 Summit Boulevard, 6th Floor Atlanta, Georgia 30319

PURPOSE

•	To elect seven (7) Directors for one (1) year terms or until their successors are elected and qualified;

•	To ratify the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2013;

•	To hold an advisory vote to approve executive compensation (“Say-on-Pay”); and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed March 21, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

The proxy statement for our 2013 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2012 will be available on or about April 3, 2013 on our website at www.ocwen.com under Shareholder Relations. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to stockholders is on or about April 3, 2013. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our annual report and proxy materials at http://shareholders.ocwen.com/sec.cfm, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,

Paul A. Koches

Secretary

April 3, 2013

Atlanta, Georgia

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OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

As a holder of common stock of Ocwen Financial Corporation (“Ocwen”), you have been sent this proxy statement on or about April 3, 2013 because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of this meeting. The Annual Meeting will be held at our offices located at 2002 Summit Boulevard, 6th Floor, Atlanta, Georgia 30319, on Wednesday, May 8, 2013, at 9:00 a.m., Eastern Daylight Time for the purposes listed in the Notice of Annual Meeting of Shareholders. For directions to be able to attend the meeting and vote in person, please contact us at shareholderrelations@ocwen.com.

How a Proxy Works

The Board of Directors has appointed William C. Erbey, Executive Chairman of the Board, Ronald M. Faris, President and Chief Executive Officer, and Paul A. Koches, Executive Vice President, General Counsel and Secretary, as the management proxy holders for the Annual Meeting. If you properly complete, sign and return your proxy card to Ocwen by mail, or submit your proxy by Internet or telephone, and do not revoke it prior to its use, your shares will be voted in accordance with your instructions. If you do not give contrary instructions, the management proxy holders will vote all shares represented by valid proxies as follows:

•	Proposal One (Election of Directors) – “FOR” each of the nominees for Director;

•	Proposal Two (Ratification of Appointment of Independent Registered Public Accounting Firm) – “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013;

•	Proposal Three (Advisory Resolution on Named Executive Officer Compensation) – “FOR” approval, on an advisory basis, of the compensation of Ocwen’s executive officers whose compensation is disclosed in this proxy statement (“named executive officers”) (“Say-on-Pay”); and

•	with regard to any other business that properly comes before the meeting in accordance with the best judgment of the management proxy holders.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any adjournment of this meeting and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Secretary at the following address:

Paul A. Koches, Secretary

Ocwen Financial Corporation

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date, or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting or any adjournment of this meeting if you are a holder of record of our common stock or our Series A Perpetual Convertible Preferred Stock (“preferred stock”) at the close of business on March 21, 2013. At the close of business on March 21, 2013, there were 135,644,158 shares of common stock issued and outstanding and 162,000 shares of preferred stock issued and outstanding. On all matters properly presented at the Annual Meeting, (i) each share of our common stock is entitled to one (1) vote and (ii) each share of our preferred stock is entitled to one (1) vote for each share of common stock issuable upon conversion of the preferred stock as of the record date. The holders of common stock and preferred stock will vote together as a single class on the matters to be considered at the Annual Meeting, and their votes will be counted together.

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How to Vote

All shareholders are cordially invited to attend the 2013 Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described above.

How to Give Voting Instructions if you are a Beneficial Owner

If you are a beneficial owner of shares, your broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen depending on the type of proposal. If the proposal involves a “routine” matter, then the rules of the New York Stock Exchange provide brokers discretionary power to vote your shares. If, however, the proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instruction from you. “Non-routine” matters include, for example, proposals to elect directors or vote on executive compensation proposals. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to election of directors, executive compensation and any other “non-routine” matters are counted.

Even if the shares you own are held in “street name” by a bank or brokerage firm, you are considered the beneficial owner of the shares, and your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the procedures your bank or brokerage firm provides you. Many banks and brokerage firms offer the option of voting over the internet or by telephone. Please contact your bank or brokerage firm for further information.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common and preferred stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the seven (7) nominees for Director receiving a plurality of the votes cast for Director will be elected as Directors of Ocwen. You may vote in favor of or withhold authority to vote for one (1) or more nominees for Director. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 and any other matter properly submitted for your consideration at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Because Proposal Three to approve the Say-on-Pay is advisory in nature, there is no specific requirement for approval for this proposal. It will be up to the Compensation Committee and the Board of Directors to determine whether and how to implement the votes on executive compensation.

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. A broker “non-vote” occurs when a shareholder has not provided voting instructions to the broker on a non-routine item. In such cases, the New York Stock Exchange precludes brokers from giving a proxy to vote on non-routine items.

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 ELECTION OF DIRECTORS

(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three (3) and no more than eight (8) members with the exact number to be fixed by our Board of Directors. On March 11, 2013, our Board of Directors fixed the number of Directors at seven (7) to be effective immediately. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

We will propose the seven (7) nominees listed below for election as Directors at the Annual Meeting. All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our Directors:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Nomination/ Governance Committee	Compliance Committee
William C. Erbey	63	1988	X(2)
Ronald M. Faris	50	2003	X				X
Ronald J. Korn	72	2003		X(2)	X
William H. Lacy	68	2002			X(2)	X
Wilbur L. Ross, Jr.	75	2013			X		X
Robert A. Salcetti	58	2011		X		X	X(2)
Barry N. Wish	71	1988	X	X		X(2)

(1)	As of April 3, 2013.

(2)	Committee Chairman.

The principal occupation for the last five (5) years, additional biographical information and specific qualifications of each Director are set forth below.

William C. Erbey. Mr. Erbey has served as the Executive Chairman of the Board of Directors of Ocwen since September 1996, as the Chief Executive Officer of Ocwen from January 1988 to October 2010 and as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. Mr. Erbey has also served as Chairman of the Board of Directors for Altisource Portfolio Solutions S.A. (“Altisource”) since July 2009. He is also the founder of Home Loan Servicing Solutions, Ltd. (“HLSS”) and has served as its Chairman since December 2010. He also has served as Chairman of the Board of Directors of Altisource Residential Corporation since July 2012 and as Chairman of the Board of Directors of Altisource Asset Management Corporation since March 2012.   From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University.

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With extensive experience in the financial services and mortgage industries, Mr. Erbey provides the Board of Directors with an informed perspective and thoughtful insights into strategic and operational opportunities, economic and industry trends of relevance to the Company and guidance on the competitive positioning of the Company. Throughout his tenure, Mr. Erbey has successfully demonstrated his business acumen and commitment to our Company. His wide-ranging expertise in the financial services business and extraordinary leadership capabilities are recognized as invaluable by the Board of Directors.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003, as the President of Ocwen since March 2001 and as Chief Executive Officer since October 2010. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001, as Senior Vice President from May 1997 to May 1998 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

With over twenty (20) years of experience and through various roles within Ocwen, particularly over the past twelve (12) years serving as President of the Company and more recently as our Chief Executive Officer, Mr. Faris has acquired an intimate knowledge of our business and plays an active role in the day-to-day management of our operations. Mr. Faris is uniquely well positioned to provide our Board of Directors critical insight into company-specific issues. In addition to his working knowledge of the operations, Mr. Faris also provides the Board of Directors with accounting expertise.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of comScore, Inc. since October 2005. He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from the University of Pennsylvania, Wharton School and a Juris Doctorate degree from New York University Law School.

Chosen for his diverse background and experience, Mr. Korn brings valuable insight to our Board of Directors from an audit and accounting perspective. As determined by our Board of Directors, Mr. Korn is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Additionally, Mr. Korn’s prior experience with other large financial institutions and public corporations provide him with a wealth of knowledge on matters that are pertinent to our ongoing activities.

William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a Director of Johnson Controls, Inc. Additionally, Mr. Lacy is Chairman of Johnson Controls’ Finance Committee, serves on Johnson Controls’ Compensation Committee and serves as Johnson Controls’ lead director. Within the past six (6) years, Mr. Lacy also served on the board of ACA Capital Holdings, Inc. Mr. Lacy holds a Bachelor of Arts from the School of Business at the University of Wisconsin.

Mr. Lacy was selected to serve as a member of our Board of Directors due to his expertise in the financial services industry and experience as a Chairman and Chief Executive Officer of another public company serving the mortgage industry. Mr. Lacy brings a unique perspective as a leader facing economic, social and corporate governance issues in a similar context as our Company.

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Wilbur L. Ross, Jr. Mr. Ross has served as a Director of Ocwen since March 2013. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm. Mr. Ross is currently a member of the board of directors of ArcelorMittal, a steel and mining company; Exco Resources Inc., a natural oil and gas company; International Textile Group, Inc., a global, diversified textile provider; Air Lease Corporation, an aircraft leasing company; Assured Guaranty Ltd., a holding company that provides credit protection products to the United States and international public finance, infrastructure and structured finance markets; The Governor and Company of the Bank of Ireland, a commercial bank operation in Ireland; BankUnited, Inc., a bank holding company; Navigator Holdings Ltd., a provider of international seaborne transportation services;  Sun Bancorp, a bank holding company; Talmer Bancorp, a bank holding company; and Plascar Participacoes SA, a manufacturer of automotive interiors. Mr. Ross formerly served as a member of the board of directors of International Coal Group from April 2005 to June 2011; Montpelier Re Holdings Ltd., a reinsurance company, from 2006 to March 2010; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry from June 2009 until January 2013; and Syms Corp., a retail store operator, from 2000 through 2007. Mr. Ross holds an Artium Baccalaureatus degree from Yale University and a Masters of Business Administration, with distinction, from Harvard University.

Through the course of Mr. Ross’ career, he has served as a principal financial adviser to, investor in, and director of various companies across the globe operating in diverse industries. Mr. Ross has significant experience in finance and knowledge of the capital markets that provides the Board of Directors with invaluable transactional and financial assistance and insight.

Robert A. Salcetti. Mr. Salcetti has served as a Director of Ocwen since January 2011. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank.  Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in Pittsburgh, Pennsylvania.

Mr. Salcetti brings to Ocwen’s Board of Directors over thirty-five (35) years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to the Board of Directors from both an operational and strategic perspective. As determined by our Board of Directors, Mr. Salcetti is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

Barry N. Wish. Mr. Wish has served as Chairman Emeritus of the Board of Directors of Ocwen since September 1996. He previously served as Chairman of the Board of Directors of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He holds a Bachelor of Science in Political Science and Doctorate degree from Bowdoin College.

Having founded The Oxford Financial Group, Ocwen’s predecessor, previously serving as Chairman of the Board of Directors for Ocwen and with his deep and long-standing institutional knowledge of the Company’s history and operations, Mr. Wish provides leadership direction and critical guidance on strategic goals to the Board of Directors. As determined by our Board of Directors, Mr. Wish is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Directors are expected to attend all Board meetings, the meetings of Committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held seven (7) meetings and acted by unanimous written consent 4 times in 2012. Each incumbent Director attended at least 75% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during 2012. All of the incumbent members of our Board of Directors who were members at the time attended our 2012 Annual Meeting.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must qualify as independent Directors under the listing standards of the New York Stock Exchange and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Ocwen are considered independent. This determination is based in part on responses provided by Directors to an annual questionnaire incorporating the independence standards and qualifications established by the New York Stock Exchange and applicable law. Our current Board of Directors has determined that Messrs. Korn, Lacy, Ross, Salcetti and Wish are independent Directors.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make determinations on this matter from time to time as may be in the best interests of the Company and our shareholders. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company’s needs. As our President and Chief Executive Officer, Mr. Faris is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Executive Chairman of the Board, Mr. Erbey leads the Board of Directors and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making. In addition to leading the Board of Directors, Mr. Erbey is actively involved in our business and focuses on strategy, key personnel development and corporate finance.

Committees of the Board of Directors

Our Board of Directors has established the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Compliance Committee and a Nomination/Governance Committee. A brief description of these committees is provided below.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. The members of the Executive Committee for 2012 were Messrs. Erbey (chairman), Faris and Wish.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations. Audit Committee oversight also includes the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls. Additionally, the Audit Committee reviews the scope and results of the annual audit conducted by the independent registered public accounting firm.

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The members of the Audit Committee for 2012 were Messrs. Korn (chairman), Reiner, Salcetti and Wish. Mr. Reiner resigned from the Board of Directors and the Audit Committee in March 2012. Each member of our Audit Committee is independent as defined in regulations adopted by the Securities and Exchange Commission and the listing standards of the New York Stock Exchange as interpreted by our Board of Directors. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and qualify as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. Annually, the Audit Committee reviews and approves its charter. When necessary, the Audit Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed and approved by the Audit Committee in February 2013. This Committee met six (6) times in 2012.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Executive Chairman and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of the Executive Chairman and President and Chief Executive Officer, evaluates their performance in light of those goals and objectives and approves the Executive Chairman and President and Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee is also empowered to review our other compensation plans including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors as well as to administer grants under the 2007 Equity Incentive Plan. The Compensation Committee has the authority to, at the Company’s expense, retain independent counsel or other advisers as it deems necessary in connection with its responsibilities. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee for 2012 were Messrs. Lacy (chairman), Korn and Wish. Each member of the Compensation Committee is independent as defined in the listing standards of the New York Stock Exchange as interpreted by our Board of Directors. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles including general business management, executive compensation and employee benefits experience. We believe that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints. The Compensation Committee generally meets in executive session as part of each scheduled meeting.

Our Compensation Committee operates under a written charter approved by our Board of Directors a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee evaluates its performance under the charter to ensure that it appropriately addresses the matters that are within the scope of Committee responsibility. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed and approved by the Compensation Committee in February 2013. This Committee met four (4) times in 2012.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was, at any time during the 2012 fiscal year or at any other time, an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. None of our executive officers has served on the Board of Directors or Compensation Committee of any other entity that has or had one (1) or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2012 fiscal year.

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Compliance Committee. The Compliance Committee of our Board of Directors provides assistance to the Board of Directors with (i) establishment and oversight of our compliance function, including our compliance management system, and (ii) oversight of our compliance with applicable laws, rules and regulations governing its consumer-oriented businesses including Federal consumer financial laws and applicable state laws.

The Compliance Committee was established in March 2013. The members of the Compliance Committee are Messrs. Salcetti (chairman), Faris and Ross. Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com and is available in print to any shareholder who requests it. When necessary, the Compliance Committee recommends amendments to its charter to the Board of Directors for approval.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of candidates to serve as Directors and Committee members for our Board of Directors, advises our Board of Directors with respect to Director composition, procedures and Committees, develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee for 2012 were Messrs. Wish (chairman), Lacy, Reiner and Salcetti. Mr. Reiner resigned from the Nomination/Governance Committee in March 2012. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange as interpreted by our Board of Directors. The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders, but the Nomination/Governance Committee has no obligation to recommend such candidates. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities and the interplay of the candidate’s experience with the background of other members of our Board of Directors. We generally require that directors who have attained the age of 78 will not be nominated, although this requirement may be waived in particular cases in the discretion of the Board of Directors. We also consider the number of other boards on which a nominee sits, but we do not have a policy limiting the number of other public company boards upon which a Director may sit. A copy of our corporate governance guidelines is available on our web site at www.ocwen.com.

Pursuant to the Company’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends Director nominees to the Board of Directors viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending Director nominees to the Board of Directors with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. The Nomination/Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors from time to time as appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

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In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any Director nominees.

If you wish to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com and is available in print to any shareholder who requests it. When necessary, the Nomination/Governance Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed and approved by the Nomination/Governance Committee in February 2013. This Committee met three (3) times during 2012.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as: Director qualifications, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. The Nomination/Governance Committee reviewed and approved amendments to the Corporate Governance Guidelines in February 2013. The Board of Directors ratified, adopted and approved the amendments to the Corporate Governance Guidelines in February 2013.

Our Corporate Governance Guidelines are available on our web site at www.ocwen.com and are available to any shareholder who requests them by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

Executive Sessions of Non-Management Directors

Non-management Directors met in executive session without management three (3) times in 2012. A non-management Director presides on a rotational basis as determined by our Board of Directors at each executive session.

Communications with Directors

If you desire to communicate with our Board of Directors or any individual Director regarding Ocwen, you may do so by mail addressed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Communications received in writing are distributed to our Board of Directors or to individual Directors, as the General Counsel and Secretary deem appropriate, depending on the facts and circumstances outlined in the communication received.

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Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by the New York Stock Exchange rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Any waivers from either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or a Board Committee and must be promptly disclosed to you. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com and are available to any shareholder who requests a copy by writing to our Secretary at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

Risk Management and Oversight Process

Our Board of Directors and each of its Committees are involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor Ocwen’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board of Directors and the Nomination/Governance Committee monitor the Company’s governance and succession risk by regular review with management. The Board of Directors and the Compensation Committee monitor the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure with the President and Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Executive Chairman, the Board of Directors and its Committees providing oversight in connection with these efforts.

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 BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received for fiscal year 2012 by each non-management member of our Board of Directors who served as a Director during fiscal year 2012. Our management Directors do not receive an annual retainer or any other compensation for their service on the Board of Directors.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation ($)	Total ($)
Ronald J. Korn	$56,667	$45,000	—	$101,667
William H. Lacy	$50,000	$45,000	—	$95,000
David B. Reiner(3)	$11,250	$0	$75,000(4)	$86,250
Robert A. Salcetti	$50,000	$45,000	—	$95,000
Barry N. Wish	$56,667	$45,000	—	$101,667

(1)	The number of shares issued pursuant to the 1996 Stock Plan for Directors is based on the “fair market value” of our common stock on the date of election (or re-election) of such Director to our Board of Directors, which is the date of grant. The term “fair market value” is defined in the 1996 Stock Plan for Directors to mean the average of the high and low prices of the common stock as reported on the New York Stock Exchange on the relevant date. Shares issued pursuant to the 1996 Stock Plan for Directors are subject to forfeiture during the twelve (12) full calendar months following election or appointment to the Board of Directors or a Committee thereof if the Director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and Committees of which the Director is a member during such period.

(2)	In March 2005, the Board of Directors adopted a Deferred Compensation Plan for Directors pursuant to which Directors are permitted to defer receipt of their compensation granted under the 1996 Stock Plan for Directors. During 2012, Messrs. Korn, Wish and Salcetti did not elect to defer their $45,000 in equity compensation and, as a result, were each issued 2,959 shares of common stock based on the fair market value on May 9, 2012. Mr. Lacy elected to defer his $45,000 in equity compensation pursuant to the terms of the Deferred Compensation Plan. Our non-management Directors have no shares subject to option awards outstanding as of December 31, 2012.

(3)	Although he resigned from the Board on March 5, 2012, Mr. Reiner was a member of our Board of Directors and received compensation for his services through his resignation date.

(4)	Fee pursuant to Independent Contractor Agreement dated as of October 1, 2011.

Cash Compensation

Our director compensation policies were revised effective September 1, 2012. As of September 1, 2012, we provide the following annual cash compensation to our non-management Directors in quarterly installments:

•	a retainer of $50,000;
•	an additional $15,000 to the Audit Committee Chairperson;
•	an additional $10,000 to all Committee Chairpersons (other than the Audit Committee Chairperson) and
•	an additional $10,000 to all Audit Committee members (other than the Chairperson).

Prior to September 1, 2012, we provided the following annual cash compensation to our non-management Directors in quarterly installments:

•	a retainer of $40,000;
•	an additional $12,500 to the Audit Committee Chairperson;
•	an additional $5,000 to all Committee Chairpersons (other than the Audit Committee Chairperson) and
•	an additional $5,000 to all Audit Committee members (other than the Chairperson).

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Equity Compensation

Prior to September 1, 2012, we provided our non-management Directors an annual award of restricted shares of common stock with a fair market value of $45,000 pursuant to our 1996 Stock Plan for Directors adopted by our Board of Directors and our shareholders in July 1996. Beginning in 2013, we will provide our non-management Directors an annual award of restricted shares of common stock with a fair market value of $60,000.

Deferral Plan

The Deferral Plan provides non-management Directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as Directors. The plan is administered by the Compensation Committee. Before the end of each calendar year, the non-management Directors make an election to receive either all or a portion of the equity portion of their annual compensation for the following grant year in restricted stock or a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to but not received by such Director. Directors electing to defer receipt of equity will become vested in the share units and will receive dividend equivalents to the same extent as they would if the original award of restricted stock had not been deferred.

Each Director electing deferral must specify the payment date at the time of election as either (i) the six (6) month anniversary of the Director’s termination date or (ii) any other date elected by the Director which is at least two (2) years after the last day of the year of service for which the compensation was awarded. At least thirty (30) days prior to payment of deferred compensation, a Director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Matters

Director compensation may be prorated for a Director serving less than a full one (1) year term such as in the case of a Director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its Committees. Director compensation is subject to review and adjustment by the Board of Directors from time to time.

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 EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as an executive officer. None of our Directors and/or executive officers is related to any other Director and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name(1)	Age	Position
John V. Britti	53	Executive Vice President and Chief Financial Officer
Paul A. Koches	59	Executive Vice President, General Counsel and Secretary

(1) All information set forth herein is as of March 21, 2013.

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director are set forth below.

John V. Britti. Mr. Britti has served as Executive Vice President and Chief Financial Officer since March 2012. He previously served as Executive Vice President of Ocwen responsible for Finance and Business Development from January 2011. Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC from 2005 to 2011. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. After business school, Mr. Britti worked at McKinsey & Company in their financial services industry group. He holds a Bachelor of Arts in Economics from the University of Maryland and a Masters of Business Administration from Dartmouth’s Amos Tuck School.

Paul A. Koches. Mr. Koches has served as Executive Vice President and General Counsel since May 2008 and as Secretary since August 2009.  He previously served as Senior Vice President and General Counsel of Ocwen from August 2002 through August 2009.  Prior to joining Ocwen, Mr. Koches was a Partner with Arent Fox, LLP in Washington, D.C.  Mr. Koches holds a Bachelor of Arts from the University of Connecticut and a Juris Doctorate degree from the University of Miami Law School.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Equity Securities

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each of our Directors and director nominees;
•	each named executive officer; and
•	all of our Directors and current executive officers as a group.

The following table also sets forth information with respect to each person known by Ocwen to own beneficially more than five percent (5%) of the outstanding shares of its common stock.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended. We have based our calculation of the percentage of beneficial ownership on 135,644,158 shares of our common stock outstanding as of the record date, unless otherwise noted.

Shares Beneficially Owned (1)
Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC(2) 82 Devonshire Street Boston, Massachusetts 02109	9,120,891	6.76%
Wellington Management Company, LLP(3) 280 Congress Street Boston, Massachusetts 02210	8,733,642	6.47%

Directors and Named Executive Officers:
William C. Erbey(4)	20,154,198	14.60%
Ronald M. Faris(5)	1,675,321	1.22%
Ronald J. Korn	23,370	*
William H. Lacy(6)	12,579	*
Wilbur L. Ross(7)	5,095,942	3.62%
Robert A. Salcetti	6,747	*
Barry N. Wish(8)	4,710,616	3.47%
John V. Britti (9)	30,715	*
Paul A. Koches(10)	324,605	*
John Van Vlack(11)	1,251	*
Kenneth D. Najour(12)	1,000	*

All Current Directors and Executive Officers as a Group (9 persons)	32,013,053	22.91%
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*	Less than 1%.

(1)	For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of March 21, 2013 such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the named executive officers or Directors.

(2)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013, reporting securities owned as of December 31, 2012, by FMR LLC. Includes 763,050 shares as to which sole voting power and 9,120,891 shares as to which sole dispositive power is claimed.

(3)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013, reporting securities owned as of December 31, 2012, by Wellington Management Company, LLP. Includes 8,337,197 shares as to which shared voting power and 8,733,642 shares as to which shared dispositive power is claimed.

(4)	Includes 9,869,039 shares held by FF Plaza Limited Partnership, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly-owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Limited Partnership. Also includes 5,409,704 shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey. Also includes 2,440,000 shares held by Caritas Partners LLC, a Delaware limited liability company with Mr. William C. Erbey serving as its sole member. Also includes 51,278 shares jointly held by Mr. and Mrs. William C. Erbey. Also includes options to acquire 2,384,177 shares which are exercisable on or within sixty (60) days after March 21, 2013.

(5)	Includes options to acquire 1,334,616 shares which are exercisable on or within sixty (60) days after March 21, 2013.

(6)	Does not include equity compensation deferred pursuant to the terms of the Deferred Compensation Plan.

(7)	Represents 162,000 shares of Series A Perpetual Convertible Preferred Stock convertible into 5,095,942 shares of common stock with fractional shares being cashed out.

WLR Recovery Fund III, L.P. (“Fund III”) owns 12,923 shares of Preferred Stock, WLR Recovery Fund IV, L.P. (“Fund IV”) owns 108,507 shares of Preferred Stock, WLR AHM Co-Invest, L.P. (the “AHM Co-Invest Fund”) owns 32,550 shares of Preferred Stock, WLR/GS Master Co-Investment, L.P. (the “GS Co-Invest Fund”) owns 7,532 shares of Preferred Stock and WLR IV Parallel ESC, L.P. (the “Parallel Fund”) owns 488 shares of Preferred Stock.

Wilbur L. Ross, Jr., the chairman and chief executive officer of WL Ross & Co. LLC, is the managing member of El Vedado, LLC and the chairman and chief executive officer of Invesco Private Capital, Inc. El Vedado, LLC is the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC, WLR Recovery Associates III LLC and WLR Master Co-Investment GP, LLC. WLR Recovery Associates III LLC is the general partner of Fund III, WLR Recovery Associates IV LLC is the general partner of each of Fund IV and the AHM Co-Invest Fund, and WLR Master Co-Investment GP, LLC is the general partner of the GS Co-Invest Fund. WL Ross & Co. LLC serves as the investment manager to Fund III, Fund IV and the GS Co-Invest Fund.

Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which in turn is the general partner of the Parallel Fund. INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney-in-fact of the Parallel Fund to, among other things, exercise all rights, powers and privileges with respect to the Common Stock and the Preferred Stock owned by the Parallel Fund. Mr. Ross expressly disclaims beneficial ownership of all of these securities, except to the extent of his pecuniary interest therein.
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(8)	Includes 4,463,621 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof, and 37,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a Director.

(9)	Includes options to acquire 25,000 shares which are exercisable on or within sixty (60) days after March 21, 2013.

(10)	Includes options to acquire 322,500 shares which are exercisable on or within sixty (60) days after March 21, 2013.

(11)	Includes options to acquire 1,251 shares which are exercisable on or within sixty (60) days after March 21, 2013. Mr. Van Vlack was among the “named executive officers” for 2012 but is no longer an employee.

(12)	Mr. Najour was among the “named executive officers” for 2012 but is no longer an employee.

Beneficial Ownership of Equity Securities of Subsidiary

The following table sets forth certain information regarding the beneficial ownership of Series A Preferred Stock and Series B Preferred Stock of our subsidiary, Ocwen Mortgage Servicing, Inc., as of the record date by:

•	each of our Directors and director nominees;
•	each named executive officer; and
•	all of our Directors and current executive officers as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders. We have based our calculation of the percentage of beneficial ownership on 100 shares of Ocwen Mortgage Servicing, Inc. Series A Preferred Stock outstanding and 100 shares of Ocwen Mortgage Servicing, Inc. Series B Preferred Stock outstanding as of March 21, 2013, unless otherwise noted.

Shares Beneficially Owned
Name and Address of Beneficial Owner:	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
William C. Erbey	Class A Preferred	100	100%
Ronald M. Faris		0	*
Ronald J. Korn		0	*
William H. Lacy		0	*
Wilbur L. Ross		0	*
Robert A. Salcetti		0	*
Barry N. Wish		0	*
John V. Britti		0	*
Paul A. Koches		0	*
John Van Vlack		0	*
Kenneth D. Najour	Class B Preferred	100	100%
All Directors and Executive Officers as a Group (9 persons)	Class A Preferred	100	100%
All Directors and Executive Officers as a Group (9 persons)	Class B Preferred	100	100%
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Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	8,938,179	$9.93	8,895,599

Equity compensation plans not approved by security holders	—	—	—

Total	8,938,179	$9.93	8,895,599(1)

(1)	2007 Equity Incentive Plan. A total of 20,000,000 shares of common stock of the Company were authorized to be issued pursuant to awards made as options, restricted stock, performance awards or other stock-based awards. This plan is administered by the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and 10% beneficial owners were complied with during the 2012 fiscal year, with the exception that one Form 4 for Mr. Erbey was filed late, reporting a single transaction.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program is one that aligns the interests of executives and shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. In addition, executive compensation should promote individual service longevity through long-term incentive opportunities that reward consistent high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we believe executive compensation packages should reward performance as measured against established goals.

This Compensation Discussion and Analysis provides information regarding the following:

•	compensation programs for our Chief Executive Officer, current Chief Financial Officer, former Chief Financial Officer and three (3) other most highly compensated executive officers, including our Executive Chairman;
•	overall objectives of our compensation program and what it is designed to reward;
•	each element of compensation that we provide;
•	reasons for the compensation decisions we have made regarding these individuals;
•	determination of the amount for each element of compensation;
•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements; and
•	our consideration of the results of the most recent shareholder advisory vote on executive compensation.

Our named executive officers for 2012 were as follows:

Name	Position
William C. Erbey	Executive Chairman
Ronald M. Faris	President and Chief Executive Officer
Paul A. Koches	Executive Vice President, General Counsel and Secretary
John V. Britti	Executive Vice President and Chief Financial Officer
John P. Van Vlack	Former Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Kenneth D. Najour	Former Vice President and Chief Accounting Officer

Role of Executive Officers in Compensation Decisions

Certain executives including the Executive Chairman and President and Chief Executive Officer are involved in the design of executive compensation programs proposed for approval by the Compensation Committee. These executives annually review the performance of each executive officer (other than the Executive Chairman and President and Chief Executive Officer whose performances are reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters for officers other than the Executive Chairman and President and Chief Executive Officer are generally delegated to the Executive Chairman for development and execution.

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Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee entered into an advisory agreement with Exequity, LLC, an executive compensation consulting firm, in February 2010. The consulting firm provides the following services to the Compensation Committee as needed from time to time: (i) review of Director pay proposals and program designs, (ii) competitive assessments or benchmarking analysis of executive compensation, (iii) updates on market trends and regulatory considerations impacting compensation and benefit programs, (iv) assistance with preparation of executive pay proposals and (v) responses to various other requests from the Compensation Committee. The Compensation Committee utilized the services of Exequity, LLC in 2012 to review compensation for all management and non-management directors.

Elements of Compensation

The current compensation package for our executive officers consists of base salary and annual incentive compensation. This compensation structure was developed to provide each executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment.

In 2012, we formed a new subsidiary, Ocwen Mortgage Servicing, Inc. (“OMS”), in the United States Virgin Islands (USVI) as part of an initiative to consolidate our global servicing assets and operations under a single entity and to cost-effectively expand our United States-based servicing activities. During 2012, each of Messrs. Erbey and Najour served as executive officers of OMS. In addition, during 2012, each of Messrs. Erbey, Faris, Koches and Britti served as executive officers of our wholly-owned subsidiary, Ocwen Loan Servicing, LLC. The discussion that follows includes our executive officers compensation at each of OLS and OMS, as applicable.

Base Salary.  Base salaries for our executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. While the Compensation Committee sets the base salary for the Executive Chairman and President and Chief Executive Officer, the base salaries for all other executive officers are established and reviewed by the Executive Chairman. On September 1, 2012, Mr. Erbey and Mr. Faris received base salary increases as a result of the recommendations of Exequity, LLC. Mr. Erbey’s base salary was increased from $500,000 to $725,000, and Mr. Faris’ base salary was increased from $450,000 to $540,000. Messrs. Koches and Britti did not receive base salary increases in 2012.

Annual Incentive Compensation. Ocwen’s primary incentive compensation plan for executives is the 2007 Equity Incentive Plan which was approved by our shareholders. Pursuant to the plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. Awards under the plan for 2012 were in the form of cash. In determining the composition of the 2012 awards to executives, the Compensation Committee considered the holdings of current executives, the effect of diluting existing investors and executive preference. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

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Each executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation. At the executive level in 2012, 20% to 70% of total target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage is determined from benchmarking results and varies depending on the nature and scope of each executive officer’s responsibilities. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation in 2012 and each executive officer’s actual total compensation that was allocated to each of base salary and incentive compensation in 2012:

Name	Base Salary % of Target Total Compensation in 2012	Incentive Compensation % of Target Total Compensation in 2012	Base Salary % of Actual Total Compensation in 2012	Incentive Compensation % of Actual Total Compensation in 2012
William C. Erbey (1)	40%	60%	39%	61%
Ronald M. Faris	40%	60%	32%	68%
Paul A. Koches	45%	55%	36%	64%
John V. Britti	50%	50%	46%	54%
John P. Van Vlack	50%	50%	100% (2)	0%
Kenneth D. Najour (1)	69%	31%	71%	29%

(1) Note that these percentages do not reflect the OMS Preferred Stock grants disclosed on pages 17 and 30.

(2) Mr. Van Vlack resigned from the Company on March 5, 2012.

Our annual incentive based cash executive compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Executive Chairman, President and Chief Executive Officer and other key executives. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the Target goal at a level that is challenging to achieve.

Our corporate scorecard for 2012 and corresponding achievement levels are detailed below:

2012 Corporate Scorecard Elements
Corporate Objectives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
1.	Achieve Earnings Per Share target	95% of Target = $1.15	$1.21	105% of Target = $1.27	Outstanding

2.	Reduce asset intensity by:

•	Reducing average days loans spend in 90+ contractual delinquency	7% reduction from 2011 average	9% reduction from 2011 average	12% reduction from 2011 average	Outstanding

•	Reducing Gross Advances in relation to unpaid principal balance	19% reduction from 2011	21% reduction from 2011	23% reduction from 2011	Threshold

3.	Improve the 2012 Average 60+ delinquency rate for the static pool	5% reduction from 12/31/2011	10% reduction from 12/31/2011	15% reduction from 12/31/2011	Outstanding

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Corporate Objectives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
4.	Implement Corporate Finance Strategy	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding
5.	Build long-term capacity for growth

•	Flow channel development, including HARP 2.0, CorrespondentOne, Co-issue and mini-bulk	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Target

•	HELOC, Reverse mortgage & other new products
6.	Successfully complete the key strategic initiatives of the Company	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding

Our key strategic initiatives for 2012 and corresponding achievement levels are detailed below:

Strategic Initiatives
Strategic Initiatives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
1.	Acquire $30 billion of new UPB serviced, excluding Saxon and scheduled Chase deal	$20 billion	$30 billion	$40 billion	Outstanding
2.	Increase percentage of revenue dollars per marketable loan over 2011	Increase 20%	Increase 40%	Increase 60%	Outstanding
3.	Improve management of Freddie Mac processes	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Threshold
4.	Completion of customer-facing model for large bank subservicing	Prior to 8/1/12	Prior to 7/1/12	Prior to 6/1/12	Outstanding
5.	Improve Ocwen servicing “brand” with RMBS investors by improving communication, reporting and transparency	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Target
6.	Execute plan for growth	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Outstanding

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Strategic Initiatives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
7.	Execute Data Management Strategy	2% reduction	3% reduction	4% reduction	Outstanding

•	Cost savings in technology & operations over 2011
•	Data architecture implementation, report automation, and data hygiene	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Outstanding
8.	Lower cost per loan in non-call-center servicing operations

•	Develop plan to reduce back-office operational costs	Prior to 9/30/12	Prior to 8/31/12	Prior to 7/31/12	Outstanding

•	Reduce run-rate cost per loan over 2011	10% reduction	15% reduction	20% reduction	Threshold

•	Implement OCR technology and cost savings	Prior to 10/1/12	Prior to 9/1/12	Prior to 8/1/12	Below Threshold
9.	Reduce overall technology cost per loan serviced from 2011, excluding disaster recovery expense or new services	3% reduction	5% reduction	7% reduction	Below Threshold
10.	Improve management of general and transaction legal expenses over 2011

•	GL account balance reduction	10% reduction	15% reduction	20% reduction	Below Threshold

•	Reduction in transaction-related third-party legal costs on new deals compared to cost per dollar of UPB for the Litton Deal	10% reduction	15% reduction	20% reduction	Outstanding
11.	Improve management of litigation costs over 2011 based on average loan count	5% reduction	10% reduction	15% reduction	Outstanding
12.	Deliver high-impact projects into production, measured by number of projects delivered by year-end	2 projects	3 projects	4 projects	Target
13.	Improve REO timeline relative to Q4 2011 baseline performance	15% decrease	25% decrease	35% decrease	Target
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Strategic Initiatives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
14.	Achieve the targeted improvement over 2011 for 2 of the 3 collections effectiveness measures:

A.	0-29 Roll Rate Improvement	3.9% improvement	3.7% improvement	3.5% improvement	Outstanding

B.	30-59 Roll Rate Improvement	33% improvement	31.3% improvement	29.7% improvement	Outstanding

C.	60 - 89 Roll Rate Improvement	46.5% improvement	44.2% improvement	41.9% improvement	Below Threshold
15.	Reduction in 60+ six month re-default rates over 2011 baseline	5% improvement	7.5% improvement	10% improvement	Outstanding

16.	Improve foreclosure timelines, throughput and maintaining quality
•	Reduce effective gross days open for judicial and non-judicial cases	5% reduction	10% reduction	15% reduction	Target
•	Increase sale completion ratios for judicial and non-judicial cases	10% improvement	20% improvement	30% improvement	Outstanding
17.	Achieve targeted improvement for 3 out of 4 call center measures over 2011 performance:

A.	ASA (Seconds)	20 seconds	15 seconds	12.5 seconds	Outstanding

B.	Abandon Rate %	3.0%	2.0%	1.75%	Outstanding

C.	Service Level (% < 90 Seconds)	90%	92%	94%	Outstanding

D.	QA %	91.6%	92%	93%	Below Threshold
18.	Improve One Call resolution process and rates across HAMP Modifications, Short Sales, and Appointments Kept % (adjustments allowed by the Executive Chairman for process changes)	5% improvement	7.5% improvement	10% improvement	Below Threshold
19.	Overall management of corporate implementation and actions	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Outstanding
20.	Organizational development and workforce management	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Outstanding
21.	Enhance Public Relations & Community Development	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Outstanding

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Strategic Initiatives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
22.	Integration of Pricing, Costing and Reporting	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Below Threshold
23.	Improve the Finance Department	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Outstanding
24.	Reduce delinquency percentages over 2011

•	Average monthly 2012 completed modifications as a percentage of 60+ delinquents	6.8%	7.2%	7.6%	Target

•	Number of short sales and deed in lieu as a percentage of total property resolutions completed	33%	35%	37%	Outstanding
25.	Improve credit and servicer ratings	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Target
26.	Develop and execute compliance plans for Federal and AG Settlement, CFPB and other regulatory changes or gaps	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Outstanding
27.	Improve sigma calculation of customer satisfaction survey over 2011	4.68 sigma	4.72 sigma	4.76 sigma	Target
28.	Develop Social Media Plan	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Below Threshold
29.	Improve Staffing Models	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Below Threshold
30.	Execution of Shared Appreciation Model Plan	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	At the discretion of the Chief Executive Officer	Outstanding
31.	Execute Formation of OMS	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Outstanding
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Strategic Initiatives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
32.	Improve Total Attrition Rate over 2011	10% improvement	15% improvement	20% improvement	Threshold
33.	Attrition Process Management	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	At the discretion of the Executive Chairman	Threshold

The incentive award for our Executive Chairman was determined by the Compensation Committee based 100% on the Company’s performance in meeting the objectives established in the corporate scorecard.

The incentive awards for our executive officers other than the Executive Chairman are structured so that compensation opportunities are related to (i) the performance appraisal of the executive officer and (ii) the performance within the business or support unit as expressed on each executive officer’s personal scorecard. For the 2012 service year, the applicable percentage weight assigned to each component of each such executive officer’s incentive compensation is detailed below:

Name	Performance Appraisal (%)	Scorecard (%)
Ronald M. Faris	20%	80%
Paul A. Koches	20%	80%
John V. Britti	20%	80%
John P. Van Vlack	20%	80%
Kenneth D. Najour	20%	80%

Each executive officer’s personal scorecard contains key components of the Company’s strategic initiatives related to the executive’s business or support unit. The weighted value of the various goals in each executive scorecard varies depending upon the relative importance of the goals in and the executive’s relative contribution to the ultimate financial performance of the Company and achievement of the strategic initiatives. Additionally, in developing the goals in the executives’ scorecards, a methodology is used to discourage executives from pursuing short term risks to attain their goals. Within each component of the scorecard, there are three (3) established levels of achievement: Threshold, Target and Outstanding. Achieving the Threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the Outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the Threshold level results in no compensation to the executive for the associated goal.

These goals and initiatives are further cascaded to all of our other incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees are tied to a personal or business unit scorecard from which to measure performance against goals that are directly linked to corporate profitability and strategy. The scorecards are communicated to all incentive-eligible employees by the Human Resource Department or the employee’s immediate supervisor and are available to employees at all times in our performance management tracking system. Performance against such scorecards is reviewed with senior management on a quarterly basis and after the end of each year. This incentive compensation structure is intended to align the goals of our executives with the overall success of the company while establishing clear performance standards within their respective business or support units.

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The personal scorecards for our executive officers other than the Executive Chairman and the corresponding levels of achievement are as follows:

Executive Officer Scorecards
Name	%	2012 Scorecard Elements (1)	Achievement Levels			Level Achieved
			Threshold	Target	Outstanding
Ronald M. Faris	7.5%	Achieve Earnings Per Share target	95% of Target = $1.15	$1.21	105% of Target = $1.27	Outstanding
	7.5%	Reduce asset intensity by: • Reducing average days loans spend in 90+ contractual delinquency • Reducing Gross Advances in relation to unpaid principal balance	7% reduction from 2011 average 19% reduction from 2011	9% reduction from 2011 average 21% reduction from 2011	12% reduction from 2011 average 23% reduction from 2011	Outstanding Threshold
	7.5%	Improve the 2012 Average 60+ delinquency rate for the static pool	5% reduction from 12/31/2011	10% reduction from 12/31/2011	15% reduction from 12/31/2011	Outstanding
	7.5%	Implement Corporate Finance Strategy • Assets moved to HLSS • Effective funding of new transactions • New VIII implementation execution	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding
	7.5%	Build long-term capacity for growth • Flow channel development, including HARP 2.0, CorrespondentOne, Co-issue and mini-bulk • HELOC, Reverse mortgage & other new products	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Target
	62.5%	Successfully complete the key strategic initiatives of the Company	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding
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Name	%	2012 Scorecard Elements (1)	Achievement Levels			Level Achieved
			Threshold	Target	Outstanding
Paul A. Koches	18.75%	Achieve Earnings Per Share target	95% of Target = $1.15	$1.21	105% of Target = $1.27	Outstanding
	18.75%	Implement Corporate Finance Strategy • Assets moved to HLSS • Effective funding of new transactions • New VIII implementation execution	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding
	62.5%	Successfully complete the key strategic initiatives of the Company	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding

John V. Britti	12.5%	Achieve Earnings Per Share target	95% of Target = $1.15	$1.21	105% of Target = $1.27	Outstanding
	12.5%	Implement Corporate Finance Strategy • Assets moved to HLSS • Effective funding of new transactions • New VIII implementation execution	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding
	12.5%	Build long-term capacity for growth • Flow channel development, including HARP 2.0, CorrespondentOne, Co-issue and mini-bulk • HELOC, Reverse mortgage & other new products	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Target
	62.5%	Successfully complete the key strategic initiatives of the Company	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding

Kenneth D. Najour	37.5%	Implement Corporate Finance Strategy	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding
	62.5%	Successfully complete the key strategic initiatives of the Company	At the discretion of the Board	At the discretion of the Board	At the discretion of the Board	Outstanding

(1) Please note that scorecard elements were not established for 2012 prior to John Van Vlack’s resignation.

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The Executive Chairman presents the performance appraisal scores, personal scorecard performance and recommendations as to the incentive compensation for each executive officer to the Compensation Committee. The Compensation Committee evaluates the recommendations and determines the final incentive compensation awards for the executives and other incentive-eligible employees. Annual incentive compensation is paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

Generally, at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Executive Chairman, Chief Executive Officer and other executive officers for that fiscal year. Key performance indicators for the Company for 2013 have been developed.

The Compensation Committee has approved the 2013 corporate scorecard which includes achieving an earnings per share target, reducing gross advances associated with the servicing business and continuing to build long-term capacity for growth. In addition, the Compensation Committee approved a component of the corporate scorecard that provides for successful completion of key strategic initiatives established to enhance long-term corporate and shareholder value.

The 2013 corporate strategic initiatives relate to:

•	Successful integration of new acquisitions;
•	Securing sustainable growth both organically and through further acquisitions;
•	Continuing to lower operating costs by implementing a new data strategy, introducing process and technology improvements and implementing borrower self-service capabilities;
•	Improving quality of servicing and improving customer service, especially by improving loss mitigation and finding non-foreclosure alternatives for borrowers;
•	Implementing infrastructure improvements and deploying a strategic growth management plan; and
•	Corporate finance strategies to lower risk and funding costs.

Setting Compensation Levels

From time to time, the Company will conduct benchmarking on Executive Chairman, President and Chief Executive Officer and other executive officer compensation among peer companies of comparable size, industry, location and similar attributes that compete with Ocwen for qualified management. A benchmarking analysis was last conducted in 2012 for the Executive Chairman and Chief Executive Officer using peer companies such as: First Horizon National Corp., First Niagara Financial Group, Inc., Flagstar Bancorp, Inc., Highwood Properties, Inc., Hudson Pacific Properties, Inc, Nationstar Mortgage Holdings, Inc., Provident Financial Servicing, Inc., Stewart Information Services Corporation, and Wright Express Corporation. The information gathered from this comparison group included base salary, cash incentive compensation and equity incentive compensation. The Compensation Committee believes peer group benchmarking is an effective approach in recruiting and retaining the very best talent available in the industry. It provides a fair representation of the competitive arena for executive talent and serves the goals of retention, succession planning and other relevant considerations.

The Company believes our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2012, the Compensation Committee considered the overwhelming shareholder support that the “Say-on-Pay” proposal received at our May 9, 2012 Annual Meeting of Shareholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation levels and will continue to consider shareholder concerns and feedback in the future. In light of the voting results with respect to the frequency of stockholder votes on executive compensation at our May 9, 2012 Annual Meeting of Shareholders, the Board decided that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation.

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Based on benchmarking, performance, retention and other the relevant considerations, the Compensation Committee reviews recommendations and determines appropriate base salary and annual incentive compensation targets for the Executive Chairman and other executive officers. The Compensation Committee generally makes its determinations during the second quarter of the year; however, they may make adjustments at other times as appropriate.

Equity Incentive Plan

The 2007 Equity Incentive Plan is administered by the Compensation Committee and authorizes the grant of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. The Compensation Committee, in cooperation with senior management, implemented the 2007 Equity Incentive Plan to motivate employees to make extraordinary efforts to achieve significant improvements to shareholder value, boost retention of key employees and align the interests of our employees with the interests of our shareholders. Options granted under the plan may be either “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) or nonqualified stock options as determined by the Compensation Committee.

As the Company considered potential opportunities to restructure its businesses to increase shareholder value in 2008, the Compensation Committee sought a method of increasing the incentive for executives to make extraordinary efforts to achieve significant improvements to shareholder value. As a result, in 2008 the Compensation Committee recommended and the Board of Directors approved the Senior Management Equity Incentive Program as a highly shareholder-aligned incentive award opportunity for key members of senior management to receive long-term equity compensation based on share-value performance criteria.

OMS Preferred Stock Plan

The 2013 Preferred Stock Plan of OMS authorizes the grant of preferred stock to OMS employees. On March 1, 2013, the board of directors of OMS authorized the issuance of 100 shares of Class A Preferred Stock to Mr. Erbey and 100 shares of Class B Preferred Stock to Mr. Najour. In addition, OMS declared a dividend of $7,250 per share of Class A Preferred Stock and $1,030 per share of Class B Preferred Stock, payable on March 1, 2013.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate and retain Directors and executives as well as to align their interests with the interests of our shareholders. The Compensation Committee believes that the Company’s equity incentive plan is adequate to achieve this philosophy. We maintain an insider trading policy and a management directive detailing our window period policy governing the timing of transactions in securities of the Company by Directors and executives.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Private Aviation Service

In February 2012, Ocwen formed OMS, under the laws of the United States Virgin Islands, as part of an initiative to consolidate the ownership and management of all of our global servicing assets and operations under a single entity and cost-effectively expand our U.S.-based servicing activities. As part of this initiative, Ocwen’s Executive Chairman William C. Erbey relocated to St. Croix in August 2012 to serve as Chairman and CEO of OMS. In connection with Mr. Erbey’s relocation to St. Croix, the Board of Directors approved the engagement of a private aviation service for Mr. Erbey safe and efficient business travel.

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 Potential Payments upon Termination or Change in Control

As we have no employment agreements with our executive officers other than the restrictive covenants noted below, we handle each termination as appropriate in light of the circumstances. Without any special agreement related to termination, an executive officer would typically receive his or her base salary and applicable employee benefit plans and programs through the date of termination as well as a severance payment of two (2) months base salary for each year of service with the Company capped at six (6) months. In addition, the executive officer would typically retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan, the 2007 Equity Incentive Plan and the 2008 Senior Management Equity Incentive Program. For termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise stock options pursuant to our stock option agreements. Any portion of an equity award not vested will be forfeited unless alternate arrangements are made in the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an employee for cause, all outstanding stock options granted pursuant to such stock option agreement are forfeited.

Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer’s retirement, disability, death, termination by the Company without “cause” or termination by the named executive officer for “good reason,” as defined in the applicable stock option agreement, all options that vest over a certain time period (“Time-Based Options”) would immediately vest. Additionally, pursuant to these certain agreements, if there is a “change of control event” as defined in the applicable stock option agreement, all options, including the Time-Based Options and other options that would otherwise not vest until certain company performance and timing criteria are met, would immediately vest.

The executive options agreements permitting accelerated vesting of options upon a change in control were designed to provide the executives with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction. In addition, we believe that this vesting provision supports the compelling business need to retain key employees during the uncertain times preceding a change in control.

As of December 31, 2012, upon his retirement, disability, death, termination by the Company without “cause” or termination by Mr. Erbey for “good reason,” Mr. Erbey would receive $5,105,000 from the accelerated vesting of options. Upon a “change in control,” Mr. Erbey would receive $8,930,916 from the accelerated vesting of options.

As of December 31, 2012, upon a “change in control,” Mr. Faris would receive $4,614,307 from the accelerated vesting of options.

As of December 31, 2012, upon a “change in control,” Mr. Koches would receive $2,307,153 from the accelerated vesting of options.

As of December 31, 2012, upon his retirement, disability or death, Mr. Britti would receive $345,375 from the accelerated vesting of options.

We do not have a formal severance plan or policy. When an executive officer separates from the Company as a result of a reduction in work force, we typically provide the executive with a lump sum of two (2) months salary for each year of service to the Company up to a maximum of six (6) months salary in exchange for a separation agreement.

Restrictive Covenants

All of our executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the executive officer to hold all “confidential information” in trust for us and prohibits the executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

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Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Code, tax deductibility by corporate taxpayers is limited with respect to compensation of certain executive officers to $1,000,000 per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. We obtained shareholder approval of the 2007 Equity Incentive Plan and all amendments thereto in order to qualify awards under such plans as performance-based compensation under Section 162(m) of the Code. It is the Compensation Committee’s intention to qualify all compensation for performance-based deductibility under Section 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with our overall best interest.

In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives must be established in the first ninety (90) days of the performance period and the outcome of said objectives is still uncertain. For annual incentive awards, this generally means performance objectives must be established no later than the end of March of each year. In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid by March 15 of each year. All members of our Compensation Committee members qualify as “outside directors” under 162(m) of the Code.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our current Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and three (3) other most highly compensated executive officers for fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
William C. Erbey Executive Chairman	2012	$569,231(6)	—	$17,915,000	$873,454(7)	$264,201(8)	$19,621,886
	2011	$500,000	—	—	$1,369,644	$4,900	$1,874,544
	2010	$500,000	—	—	$1,358,038	$4,900	$1,862,938

Ronald M. Faris President and Chief Executive Officer	2012	$477,692(9)	—	—	$1,036,800	$5,000	$1,519,492
	2011	$449,999	—	—	$985,500	$4,900	$1,440,399
	2010	$449,999	—	—	$742,770	$4,900	$1,197,669

Paul A. Koches Executive Vice President, General Counsel and Secretary	2012	$358,065(10)	—	—	$635,100	$5,000	$ 998,165
	2011	$358,065	—	—	$497,153	$4,900	$860,118
	2010	$358,065	—	—	$468,269	$4,900	$831,234

John V. Britti Executive Vice President and Chief Financial Officer	2012	$385,000(11)	$591,060	$596,500	$443,058	$52,593(12)	$2,068,211
	2011	$347,981	—	—	$513,230	$4,900	$866,111
	2010	—	—	—	—	—	—

John P. Van Vlack Former Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2012	$55,769	—	—	—	—	$55,769(13)
	2011	$290,000		$2,577,850	$500,500	$4,900	$3,373,250
	2010	$260,769	—	—	$365,438	$4,900	$631,107

Kenneth D. Najour Former Vice President and Chief Accounting Officer	2012	$213,036(14)	—	—	88,394(15)	$73,651(16)	$375,081
	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—

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(1)	Represents amounts earned in corresponding year.

(2)	Represents the aggregate grant date fair value of stock options and stock awards. These amounts do not represent the actual amounts paid to or realized by the executive.

(3)	For awards of options, the amount disclosed represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We based the grant date fair value of stock awards on the closing price of our common stock. We estimated the grant date fair value of stock option awards using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service Condition Awards - Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2002	62%	0	$1.87	2.73%	5
2003	48%	0	$6.18	3.25%	5
2004	43%	0	$6.57	3.61%	5
2005	36%	0	$6.10	4.35%	5
2006	33%	0	$11.88	4.78%	5
2008	38%	0	$8.00	3.48%	5
2009	38%	0	$10.67	2.51%	5
2011	41%	0	$12.83	1.57%	6.5
2012	40% - 42%	0	$15.27 – $24.38	1.20% - 1.60%	6.5

Market Condition Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Contract Term in Years
2008	38% - 46%	0	$8.00	2.15% - 4.28%	10
2009	38% - 46%	0	$10.67	0.38% - 3.94%	10
2011	30% – 41%	0	$12.83	0.35% - 2.74%	10
2012	6.87% - 41.86%	0	$15.27 - $24.38	0.70% - 3.06%	10

(4)	Consists of the cash portion of incentive compensation bonus awarded in the first quarter of the year following the year in which services are rendered.

(5)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan, salary adjustments and any relocation expenses.

(6)	Consists of the base salary received by Mr. Erbey of $269,231 from OLS and $300,000 from OMS.

(7)	Consists of the cash portion of incentive compensation bonus awarded to Mr. Erbey from OMS.

(8)	Includes (i) the aggregate incremental cost to Ocwen for Mr. Erbey’s use of the private aviation service of $63,552 related to flights taken by Mr. Erbey for business travel; and (ii) $195,648 for expenses associated with Mr. Erbey’s relocation from his home in Atlanta, Georgia to St. Croix for OMS. Also, in order to facilitate Mr. Erbey’s relocation to St. Croix, the Board of Directors approved Ocwen’s purchase of Mr. Erbey’s residence in Atlanta, Georgia at an amount approved by the Board, consistent with Ocwen’s standard senior executive relocation policy and practice. For more information about this transaction, see “Business Relationships and Related Transactions.” The aggregate incremental cost for use of the private aviation service for commuting and for personal travel not directly related to Ocwen business is the full cost as charged to Ocwen by the charter company to charter the private plane for such uses.
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(9)	Includes base salary received by Mr. Faris of $353,077 from OLS.

(10)	Includes base salary received by Mr. Koches of $275,435 from OLS.

(11)	Includes base salary received by Mr. Britti of $296,154 from OLS.

(12)	Includes $48,742 from OLS for expenses associated with Mr. Britti’s relocation.

(13)	Mr. Van Vlack resigned from the Company on March 5, 2012.

(14)	Consists of the base salary received by Mr. Najour of $141,885 from OLS and $71,151 from OMS.

(15)	Consists of the cash portion of incentive compensation bonus awarded to Mr. Najour from OMS.

(16)	Includes $21,803 and $48,818, from OLS and OMS, respectively, for expenses associated with Mr. Najour’s relocation.

For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards for 2012

The following table provides information related to compensation pursuant to our annual incentive plan for services rendered in fiscal year 2012 by the individuals named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Target ($)
William C. Erbey	08/21/12	$188,691	$377,381	$566,072	—	—	2,000,000	$24.38	$17,915,000
Ronald M. Faris	—	$360,000	$720,000	$1,080,000	—	—	—	—	—
Paul A. Koches	—	$218,818	$437,635	$656,453	—	—	—	—	—
John V. Britti	03/05/12	$192,500	$385,000	$577,500	$75,000 (4)	18,000	100,000	$16.17	1,187,560
					$150,000 (5)
					$75,000 (6)
John P. Van Vlack	—	$127,375	$254,750	$382,125	—	—	—	—	—
Kenneth D. Najour	—	$16,748	$ 33,496	$50,244		—	—	—	—

(1)	These figures represent the potential non-equity compensation that may have been earned by each respective executive officer in 2012 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis. The Compensation Committee is also authorized to make discretionary awards in excess of the maximum amounts indicated above. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers in 2012 is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
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(2)	The amount represents shares underlying options awarded, a portion of which are time-based option awards and a portion of which are market-based option awards, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table below.

(3)	The amount represents the fair value of the awards on the date of grant, as computed in accordance with FASB ASC Topic 718 and the assumptions stated in footnote #3 to the “Summary Compensation Table” above and in Note #25 to the consolidated financial statements in of our Form 10-K filed on March 1, 2013.

(4)	This award vests in four (4) equal annual increments on November 29 of each year from 2012 through 2015 so long as Mr. Britti is an employee of the Company or a subsidiary of the Company at the time of each vesting. The number of shares to be issued is based upon the share price of our common stock on each respective vesting date. The award does not contain a threshold or maximum payout amount.

(5)	This award vests in four (4) equal annual increments commencing on the date that certain financial performance criteria set forth in the award agreement were met (September 5, 2012) and on the anniversary of the initial vesting for three years afterwards, so long as Mr. Britti is an employee of the Company or a subsidiary of the Company at the time of each vesting. The number of shares to be issued is based upon the share price of our common stock on each respective vesting date. The award does not contain a threshold or maximum payout amount.

(6)	This award vests in four (4) equal annual increments commencing on the date that certain financial performance criteria set forth in the award agreement were met (October 24, 2012) and on the anniversary of the initial vesting for three years afterwards, so long as Mr. Britti is an employee of the Company or a subsidiary of the Company at the time of each vesting. The number of shares to be issued is based upon the share price of our common stock on each respective vesting date. The award does not contain a threshold or maximum payout amount.
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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2012 for the individuals named in the Summary Compensation Table.

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option Exercise Price(3) ($)	Option Expiration Date
William C. Erbey	12,736	—	—	$3.72367	01/31/14
	50,943	—	—	$6.46521	01/31/14
	47,872	—	—	$4.84438	01/31/15
	69,805	—	—	$5.80844	01/31/16
	102,821	—	—	$7.15812	05/10/17
	600,000	—	—	$4.82028	07/14/18
	1,200,000	—	—	$4.82028	07/14/18
	300,000	300,000(4)	—	$4.82028	07/14/18
	—	500,000(5)	—	$24.38000	08/21/22
	—	—	1,000,000(6)	$24.38000	08/21/22
	—	—	500,000(7)	$24.38000	08/21/22

Ronald M. Faris	13,390	—	—	$3.72367	01/31/14
	53,560	—	—	$6.46521	01/31/14
	37,301	—	—	$4.84438	01/31/15
	60,504	—	—	$5.80844	01/31/16
	84,861	—	—	$7.15812	05/10/17
	310,000	—	—	$4.82028	07/14/18
	620,000	—	—	$4.82028	07/14/18
	155,000	155,000(4)	—	$4.82028	07/14/18

Paul A. Koches	245,000	—	—	$4.82028	07/14/18
	77,500	77,500(4)	—	$4.82028	07/14/18

John V. Britti	6,250	18,750(14)	—	$16.17000	03/05/22
	12,500	37,500(15)	—	$16.17000	03/05/22
	6,250	18,750(13)	—	$16.17000	03/05/22

John P. Van Vlack	—	5,000(8)	—	$10.67000	11/04/19
	—	30,000(9)	—	$10.67000	11/04/19
	—	15,000(10)	—	$10.67000	11/04/19
	—	102,187(11)	—	$12.83000	10/07/21
	—	204,375(12)	—	$12.83000	10/07/21
	1,251	102,187(13)	—	$12.83000	10/07/21

Kenneth D. Najour	—	—	—	—	—
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(1)	Options awarded where the applicable performance hurdles have been met but remain subject to time based criteria.
(2)	Options awarded where the performance hurdles have not been met.
(3)	Option exercise prices were adjusted for Ocwen stock options outstanding on or before the Altisource spin-off transaction completed on August 10, 2009 to reflect the value of Altisource stock distributed to Ocwen shareholders.
(4)	Options vest in two equal installments on 10/27/13 and 10/27/14.
(5)	Options vest in four equal installments on 08/21/13, 08/21/14, 08/21/15 and 08/21/16.
(6)	One-fourth vests upon achieving a stock price of $48.76 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent year.
(7)	One-fourth vests upon achieving a stock price of $73.14 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent year.
(8)	Options vest on 11/04/13.
(9)	Options vest in three equal installments on 08/02/13, 08/02/14 and 08/02/15.
(10)	Options vest in three equal installments on 10/03/13, 10/03/14 and 10/03/15.
(11)	Options vest in three equal installments on 10/07/13, 10/07/14 and 10/07/15.
(12)	Options vest in three equal installments on 08/29/13, 08/29/14 and 08/29/15.
(13)	Options vest in three equal installments on 10/24/13, 10/24/14 and 10/24/15.
(14)	Options vest in three equal installments on 11/29/13, 11/29/14 and 11/29/15.
(15)	Options vest in three equal installments on 09/05/13, 09/05/14 and 09/05/15.

Option Exercises and Stock Vested

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2012 for the individuals named in the Summary Compensation Table.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William C. Erbey	226,163	$4,329,557	—	—
Ronald M. Faris	79,453	1,167,437	—	—
Paul A. Koches	220,000	$6,103,538	—	—
John V. Britti	—	—	8,463	$288,529
John P. Van Vlack	165,000	$3,402,875	—	—
Kenneth D. Najour	—	—	—	—
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Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 20 through 38 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
March 29, 2013	William H. Lacy, Chairman
Ronald J. Korn, Director Wilbur L. Ross, Jr., Director Barry N. Wish, Former Committee Member

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RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP, independent registered public accountants, to be our independent registered public accounting firm for the year ending December 31, 2013 and has further directed that such appointment be submitted for ratification by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent auditors.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2013.

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Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2012;
•	Discussed with Deloitte & Touche LLP, Ocwen’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2012.

Audit Committee:
February 19, 2013	Ronald J. Korn, Chairman
Robert A. Salcetti, Director Barry N. Wish, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by Deloitte & Touche LLP for fiscal years 2012 and 2011:

	2012	2011
Audit Fees	$1,542,958	$1,564,779
Audit Related Fees	$0	$4,997
Tax Fees	$10,800	$16,882
All Other Fees	$250,000	$0
Total	$1,803,758	$1,586,658

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2012 and 2011, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2012 and 2011 and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two (2) fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees” and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category includes the aggregate fees billed in each of the last two (2) fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice.

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All Other Fees. This category includes the aggregate fees billed in each of the last two (2) fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” This also includes fees for assisting management to document the reorganization of certain subsidiaries.

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in 2012 and the proposed services for 2013 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In 2012, less than 1% of the fees associated with the independent registered public accounting firm services were not pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

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ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal Three)

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a shareholder the opportunity to approve or not approve our pay program for named executive officers.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. Pursuant to these programs, the Company seeks to compensate the named executive officers for achieving strategic business goals. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs including information about the fiscal year 2012 compensation of our named executive officers.

Accordingly, we will ask our shareholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the compensation tables and any related material.”

While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against or abstain from the approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

43

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a policy and procedure for the review, approval and monitoring of transactions involving Ocwen and related persons (Directors and executive officers or their immediate family members or shareholders owning 5% or greater of the Company’s outstanding stock) within our written Code of Business Conduct and Ethics which is available at www.ocwen.com. The policy and procedure are not limited to related person transactions that meet the threshold for disclosure under the relevant Securities and Exchange Commission rules as they broadly cover any situation in which a conflict of interest may arise.

Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chairman of the Board if any such situation requires notice to or approval of the Board of Directors.

Related persons are required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of Ocwen; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts and (v) the overall fairness of the transaction to Ocwen. The Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Relationship with Executive Chairman of the Board of Directors

Mr. Erbey currently serves as Executive Chairman of Ocwen and Chairman of Altisource, HLSS, Altisource Residential Corporation (“Residential”) and Altisource Asset Management Corporation (“AAMC”). As a result, he has obligations to the Company as well as to Altisource, HLSS, Residential and AAMC. As of December 31, 2012, Mr. Erbey owned or controlled more than 13.1% of Ocwen’s common stock, 23.4% of Altisource’s common stock, 2% of HLSS ordinary shares, 23% of Residential’s common stock and 23% of AAMC’s common stock. Due to the nature of Mr. Erbey’s obligations to each of the companies, he recuses himself from decisions pertaining to any related transactions.

Mr. Erbey has relocated to St. Croix, USVI to serve as Chairman and CEO of OMS, a wholly-owned subsidiary of Ocwen. On August 21, 2012, the Board of Directors approved Ocwen’s purchase of Mr. Erbey’s residence in Atlanta, Georgia, for his cost-basis in the home of $6.477 million. Ocwen also incurred approximately $24,000 of related transaction costs. The transaction is consistent with Ocwen’s standard senior executive relocation policy and practice.

Relationship with Altisource

For purposes of governing certain of the ongoing relationships between Ocwen and Altisource after Altisource’s spin-off from Ocwen into a separate publicly traded company on August 10, 2009, and to provide for an orderly transition to the status of two independent companies, we entered into certain agreements with Altisource.

In 2010, we entered into an agreement to sublease from Altisource our principal executive office space in Atlanta, Georgia through October 2014 for an aggregate of $33,444 payable over the tem of the sublease.

Under a Transition Services Agreement, the companies provided to each other services in such areas as human resources, vendor management, corporate services, six sigma, quality assurance, quantitative analytics, treasury, accounting, tax matters, risk management, law, strategic planning, compliance and other areas. The Transition Services Agreement was amended on August 10, 2011, in order to extend the initial twenty-four month term for an additional twelve months, and it expired on August 10, 2012.

44

On the expiration date, OMS entered into a Support Services Agreement with Altisource setting forth certain services OMS and Altisource will provide to each other, which are similar to the services provided pursuant to the Transition Services Agreement. The Support Services Agreement has an initial term of five years.

On August 10, 2012, OMS also entered into a Services Agreement, a Technology Products Services Agreement and a Center and Disaster Recovery Services Agreement under which Altisource will provide services similar to those formerly provided to Ocwen under comparable agreements. Under the Services Agreement, Altisource provides various business process outsourcing services, such as valuation services and property preservation and inspection services, among other things. Altisource also provides certain technology products and support services to OMS under the Technology Products Services Agreement and the Data Center and Disaster Recovery Services Agreement both of which have an initial term of eight years.

Our business is currently dependent on many of the services and products provided under these long-term contracts. We believe the rates charged under these agreements are market rates as they are materially consistent with one or more of the following: the fees charged by Altisource to other customers for comparable services and the rates OMS pays to or observes from other service providers.

Ocwen and Altisource each hold a 49% equity interest in Correspondent One S.A., a company that facilitates the purchase of conforming and government-guaranteed residential mortgages from approved mortgage originators and resells the mortgages to secondary market investors. As of December 31, 2012, Ocwen had invested approximately $13.432 million in Correspondent One.

In February 2013, Altisource entered into non-binding letters of intent with Ocwen to acquire certain fee-based businesses related to Ocwen’s acquisition of Homeward’s mortgage servicing and origination business platform (described below) and Ocwen’s purchase of the mortgage servicing platform from Residential Capital, LLC (“ResCap”) for a combined purchase price of $218.6 million. The letter of intent for the Homeward Residential fee-based businesses contemplates that Altisource will acquire from Ocwen (i) all of the capital stock of Beltline Road Insurance Agency, Inc., Power Default Services, Inc., Power REO Management Services, Inc. and Power Valuation Services, Inc., (ii) the Mortgage Asset Recovery Special Services Division of Stratus Asset Management Group, LLC, and (iii) certain designated intellectual property and information technology assets related to Homeward platform. The letter of intent for the ResCap fee-based businesses contemplates that Altisource will acquire from Ocwen certain fee-based businesses related to default management and charge-off services, designated intellectual property and information technology assets related to Ocwen’s purchase of ReCap’s mortgage servicing platform. In connection with the proposed transactions, Altisource and Ocwen will execute a five-year extension until 2025 of certain existing services agreements. Additionally, Ocwen will not develop similar fee-based services that would directly or indirectly compete with the services provided by Altisource to the Homeward and ResCap servicing portfolios. The proposed purchase price is subject to working capital and other adjustments, and consummation of the transactions is subject to a number of contingencies that are customary for a transaction of this nature, including various third party and regulatory consents and approvals.

For the year ended December 31, 2012, the Company generated revenues of $2.4 million under our agreements with Altisource, principally from fees for providing referral services to Altisource. We also paid expenses of $32.4 million to Altisource during 2012 principally for technology products and support services including the REAL suite of products that support our servicing business. At December 31, 2012, the net amount payable to Altisource was $7.2 million.

Relationship with HLSS

Ocwen and HLSS Management, LLC, a wholly owned subsidiary of HLSS, entered into an agreement to provide to each other certain professional services including valuation analysis of potential mortgage servicing rights (“MSRs”) acquisitions, treasury management services and other similar services, legal, licensing and regulatory compliance support services, risk management services and other similar services.

On March 5, 2012, Ocwen completed an initial sale to HLSS of the right to receive the servicing fees, excluding ancillary income, relating to serviced loans (“Rights to MSRs”) with a UPB of approximately $15.2 billion. HLSS also assumed the related match funded liabilities. The final purchase price of approximately $138.8 million reflects post-closing adjustments that principally resulted from declines in match funded advances between February 28, 2012 and March 5, 2012. Ocwen Loan Servicing, LLC, a wholly-owned subsidiary of Ocwen also entered into a subservicing agreement with HLSS on February 10, 2012 under which it will subservice the MSRs after legal ownership of the MSRs has been transferred to HLSS. Ocwen has since completed five additional “flow” sales to HLSS of Rights to MSRs for approximately $67.5 billion of UPB and related servicing advances. In 2012, Ocwen received total proceeds of $3.1 billion from the flow transactions.

45

For the year ended December 31, 2012, the Company generated revenues of $0.2 million under our agreements with HLSS principally from transition billing. We also paid expenses of $2.4 million to HLSS during 2012 principally for transition billing. At December 31, 2012, the net amount payable to HLSS was $25.5 million.

Relationship with Residential

On December 21, 2012, OMS entered into a 15-year servicing agreement with Altisource Residential, L.P., the operating partnership of Residential, pursuant to which Ocwen will service residential mortgage loans acquired by Residential and provide loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs.

On February 14, 2013, OLS sold a pool of non-performing residential mortgage loans to Altisource Residential, L.P. pursuant to a Master Mortgage Loan Sale Agreement. The aggregate purchase price for the pool of loans was $64.4 million.

Relationship with AAMC

On December 11, 2012, Mr. Erbey received 52,589 shares of AAMC restricted stock pursuant to the Altisource Asset Management Corporation 2012 Special Equity Incentive Plan and a Special Restricted Stock Award Agreement in his capacity as Chairman of the Board of AAMC and Altisource.

On December 11, 2012, Ronald M. Faris, our President and Chief Executive Officer and a director of Ocwen, received 29,216 shares of AAMC restricted stock pursuant to the Altisource Asset Management Corporation 2012 Special Equity Incentive Plan and a Special Restricted Stock Award Agreement, in connection with the services he provides AAMC through his employment with Ocwen.

Relationship with Homeward

On December 27, 2012, Ocwen completed the merger of O&H Acquisition Corp., a wholly-owned subsidiary of Ocwen, and Homeward Residential Holdings, Inc. (“Homeward”), substantially all of the outstanding stock of which was owned by certain private equity firms that are ultimately controlled by WL Ross & Co. LLC (the “Funds”). Upon consummation of the merger, Homeward continued its existence as a wholly-owned subsidiary of Ocwen. In the merger, Ocwen acquired MSRs for approximately 421,000 residential mortgage loans with UPB of approximately $77 billion as well as Homeward’s existing origination platform and certain other ancillary businesses. As consideration for the merger, Ocwen paid an aggregate purchase price of approximately $766 million, of which approximately $604 million was paid in cash and $162 million was paid in 162,000 shares of Series A Perpetual Convertible Preferred Stock of Ocwen issued to the Funds, that will pay a dividend of 3.75% per annum on a quarterly basis (the “Preferred Shares”). Each Preferred Share, together with any accrued and unpaid dividends, may be converted into shares of Ocwen common stock at the option of the holder at a conversion price equal to $31.79. Mr. Ross, a director of Ocwen, is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and Invesco Private Capital, Inc. and the managing member of El Vedado, LLC, each of which directly or indirectly controls the Funds.

46

 OTHER BUSINESS

The Board of Directors knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in our interest.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any proposal which a shareholder desires to have considered for inclusion in our proxy materials relating to our next Annual Meeting of Shareholders, must be received by the Secretary of Ocwen no later than December 5, 2013. Such proposals should be directed to Ocwen Financial Corporation, Attention: Secretary, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

If a shareholder wants to present a proposal, or nominate a person for election as Director at the 2014 Annual Meeting, we must receive written notice of the proposal or nomination no earlier than December 5, 2013 and no later than February 18, 2014, which notice must meet the requirements set forth in our Bylaws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, management proxies would be allowed to use their discretionary voting authority to vote on any matter with respect to which the foregoing requirements have been met.

Requests to have a shareholder proposal considered for inclusion in our 2014 proxy materials and notices of intent to present a proposal or nomination directly at the our 2014 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Notices should be sent by first class United States mail or by a nationally recognized courier service. If you use the mail, we recommend that you use certified mail, return receipt requested.

47

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2012 was mailed on or about April 3, 2013 to shareholders of record as of March 21, 2013. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com under Shareholder Relations.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of the annual report on Form 10-K for the year ended December 31, 2012 required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of this proxy statement and 2012 annual report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for Director named earlier in this proxy statement, (2) for the ratification of the selection of the independent auditor and (3) for the approval, on an advisory basis, of the compensation of Ocwen’s named executive officers. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment, unless otherwise restricted by law. As of the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the 2013 Annual Meeting.

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and 2012 annual report to multiple shareholders who share an address, unless that nominee has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and 2012 annual report was sent may request a separate copy by contacting Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address.

This proxy statement and our 2012 annual report may be viewed online at www.ocwen.com under Shareholder Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided on the proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

48

OCWEN FINANCIAL CORPORATION 1661 WORTHINGTON ROAD SUITE 100 WEST PALM BEACH, FL 33409

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 7, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time on May 7, 2013. Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # à	000000000000

NAME

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.		☐
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees

01 06	William C. Erbey Robert A. Salcetti	02 Ronald M. Faris 07 Barry N. Wish		03 Ronald J. Korn 04 William H. Lacy 05 Wilbur L. Ross, Jr.

The Board of Directors recommends you vote FOR proposals 2. and 3.								For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2013							☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the accompanying proxy statement							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.
(see reverse for instructions)

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) on this proxy. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or in partnership name, by authorized person.
☐ Yes No ☐ ☐

SHARES
CUSIP #
SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date	JOB #			Signature (Joint Owners)	Date

0000172057_1 R1.0.0.51160	02 0000000000

OCWEN FINANCIAL CORPORATION 2002 Summit Boulevard, 6th Floor, Atlanta, GA 30319

FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2013, AND AT ANY ADJOURNMENT THEREOF.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director, FOR the ratification of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for 2013 and FOR approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and, Form 10-K is/are available at www.proxyvote.com.

OCWEN FINANCIAL CORPORATION REVOCABLE PROXY THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE ONLY AT THE 2013 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints William C. Erbey, Ronald M. Faris, Paul A. Koches, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the “Company”) held of record by the undersigned on March 21, 2013, at the Annual Meeting of Shareholders to be held at the offices of the Company located at 2002 Summit Boulevard, 6th Floor, Atlanta, GA 30319 on Wednesday, May 8, 2013, at 9:00 a.m., Eastern Daylight Time and at any adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the nominees for Director, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013 and FOR approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 8, 2013, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2012 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000172057_2        R1.0.0.51160